Exhibit 99.1

GrowGeneration Acquires San Diego’s Leading Hydroponics Supplier, Expands Footprint in Southern California

Acquisition Brings Number of GrowGen Locations Nationwide to 50

DENVER, February 23, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of San Diego Hydroponics & Organics, a four-store chain of organic, hydroponic and aquaponics garden centers in San Diego, California. San Diego Hydroponics & Organics is San Diego County’s premier hydroponic equipment supplier, with annual revenues approaching $10 million. This acquisition brings the total number of GrowGen hydroponic garden centers to 50 stores. In California, the country’s largest legal cannabis market, GrowGen now has 17 stores, with eight of those stores located in Southern California.

“Southern California is a priority market for GrowGeneration, and we are excited to add San Diego Hydroponics & Organics to our ever-expanding footprint there,” said Darren Lampert, GrowGen’s CEO. “As the leading hydroponics supplier, San Diego Hydroponics & Organics strategically positions GrowGen to conveniently provide our services to commercial growers in the Southern California market.”

Founded in 2001 by Todd Kent, San Diego Hydroponics & Organics first opened its doors with an 800-square-foot store in Pacific Beach, California. Since then, San Diego Hydroponics & Organics has expanded to four locations with more than 20,000-square-feet of retail space and 20 employees, who will join GrowGeneration’s team of over 500 grow professionals as part of the transaction.

“Since 2001, we’ve remained committed to our goal of supplying Southern California with top-quality products, cutting-edge horticultural technology, and unbeatable customer service. Our partnership with GrowGen, the nation’s clear leader in hydroponics, allows us to marry decades of combined cultivation expertise and knowledge to better serve the Southern California market,” said San Diego Hydroponics & Organics’ founder Todd Kent.

The San Diego Hydroponics & Organics acquisition is GrowGen’s fourth this year and follows yet another quarter of record earnings. Just last month, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 50 stores, which include 8 locations in Colorado, 17 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

415-309-0230

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

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